Exhibit 99.1

John C. Simpson Transitions to Chairman Emeritus; Red River Bancshares, Inc. Board of Directors Elects Teddy R. Price as Chairman of the Board and Anna Brasher Moreau, DDS, MS as New Director

ALEXANDRIA, La., Feb. 25, 2021 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today that its founding director John C. Simpson has decided to transition from his role as Chairman of the Board of the Company and Red River Bank, the Company’s wholly-owned subsidiary. Simpson will remain a member of the board of directors of the Company and Red River Bank, serving with the distinction of Chairman Emeritus. Teddy R. Price, who is also a founding director, has been elected by the board to serve as Chairman of the Board of the Company and Red River Bank. The board also appointed Anna Brasher Moreau, DDS, MS, as an independent director to the Board of the Company and Red River Bank. All changes are effective February 25, 2021.

Blake Chatelain, President and Chief Executive Officer of the Company, said, “Since our founding, John has been a driving force behind our success. We are deeply grateful for his leadership and look forward to his continued guidance. We welcome Teddy, a founding director with extensive business experience and knowledge of the Company and Bank, to his new role and are excited for his leadership going forward. ”

Dr. Moreau is a successful pediatric dentist with deep community connections and a record of leadership in professional organizations. Mr. Chatelain said, “Anna is an esteemed business leader. She will add great value to our board of directors, and the Company and Bank will benefit from her perspective and insight. We are delighted by her addition to the board of directors.”

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.

Contact:
Julia Callis
Vice President, Corporate Counsel & Investor Relations Officer
318-561-4042
julia.callis@redriverbank.net

###